Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-203259) and Amendment No. 1 to the Registration Statements on Form S-3 (No. 333-173337, No. 333-150239, No. 333-219710) and on Form S-8 (No. 333-156084) of Genesis Energy, L.P. of our report dated November 17, 2017 relating to the financial statements of Tronox Alkali Corporation, which appears in this Current Report on Form 8-K of Genesis Energy, L.P. We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-3 (No. 333-203259) and Amendment No.1 to the Registration Statement on Form S-3 (No. 333-219710).

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

November 17, 2017